Exhibit 99.1

FOR IMMEDIATE RELEASE:                CONTACT:  DOUGLAS I. PAYNE
February 7, 2005                      Executive Vice President - Finance
                                      and Administration
                                      (276)627-2157
                                      e-mail:dpayne@stanleyfurniture.com

                                      ANITA W. WIMMER
                                      Vice President, Controller and Treasurer
                                      (276) 627-2446
                                      e-mail: awimmer@stanleyfurniture.com


                           STANLEY FURNITURE ANNOUNCES
                          FOURTH QUARTER AND TOTAL YEAR
                             2004 OPERATING RESULTS

Record Fourth Quarter Sales and Earnings; 20% Increase In Quarterly Cash
Dividend

STANLEYTOWN, VA, February 7, 2005/PRNewswire/ -- Stanley Furniture Company, Inc.
(Nasdaq-NNM: STLY) today reported higher sales and earnings for the fourth quarter and year ended December 31, 2004. Both sales and earnings slightly exceeded the high end of management's previous guidance provided in mid-October
2004. The Company also announced today that its Board of Directors approved a 20% increase in its quarterly cash dividend to stockholders.

Net sales of $83.3 million increased 12.4% and earnings per share grew 22.9% to $.86 from the fourth quarter of last year setting a new sales and earnings record from any previous quarter in the Company's history. This marks the eleventh consecutive quarter of sales growth over the comparable prior year quarter and the fifth consecutive quarter of double digit sales gains over the comparable prior year quarter.

Net sales of $305.8 million for total year 2004 increased 15.3% from the prior year. Earnings per share improved 35.5% to $3.17 in 2004 compared to $2.34 in 2003.

Operating income for 2004 improved to $34.7 million, or 11.3% of net sales, from $26.2 million, or 9.9% of net sales, for the prior year. Higher sales, increased production levels at the Company's domestic facilities, although at a slower growth rate than sales due to the expansion of sourced items, and savings from sourcing initiatives drove the improvement. These improvements were partially offset by inflation in raw materials, compensation costs, energy costs, higher selling expenses, tariffs imposed on wooden bedroom furniture imported from China, and costs of complying with the Sarbanes-Oxley Act.

Strong cash flow from operations for 2004 was used to reduce debt $7.0 million, pay cash dividends of $2.5 million, and increase cash on hand by $5.1 million.
Approximately $10.2 million remains authorized by the Company's Board of Directors to repurchase shares of the Company's common stock. Total debt outstanding was $15.7 million and cash on hand was $7.6 million at December 31, 2004.

Increase in Cash Dividend

The Company announced today that its Board of Directors approved a 20% increase in its quarterly dividend to $.12 per share payable on March 7, 2005, to shareholders of record on February 18, 2005. "Increasing the amount of the cash dividend further demonstrates the Board's confidence in the Company's strategy, growth opportunities and financial strength," noted Albert L. Prillaman, chairman.

Business Outlook

"We are pleased to report another year of significant progress," commented
Jeffrey R. Scheffer, president and chief executive officer. "While industry sales trends improved in 2004, we believe market share gains are driving most of our sales growth. Blending efficient domestic manufacturing in our highly focused facilities with intelligent outsourcing of certain component parts and finished goods has allowed us to improve the styling and value of our products.
Combining this with our culture and reputation for high quality and fast delivery differentiates us from our competition. We enter 2005 with considerable momentum and anticipate another good year."

Management offers the following guidance for total year 2005.

o Net sales are expected to be in the range of $321 million to $331 million, an increase of 5% to 8% over the prior year. o Operating income is expected to be in the range of $37.8 million to $38.8 million. o The Company's effective tax rate is expected to be in the range of 35.5% to 36.0% in 2005. o Earnings per share are expected to be in the range of $3.45 to $3.55 compared to $3.17 for 2004.

Management offers the following guidance for the quarter ending April 2, 2005.

o Net sales are expected to be in the range of $79.0 million to $81.5 million, an increase of 10% to 14% over the first quarter of 2004.
o Operating income is expected to be in the range of $8.6 million to $9.1 million.
o Earnings per share are expected to be in the range of $.78 to $.83 compared to $.71 in the year-ago quarter.

Management Succession Plans

The Company also announced today that Albert L. Prillaman plans to retire from active management in April 2005, as the conclusion of the management succession plan that began in 2001. At such time it is anticipated that Jeffrey R. Scheffer will be elected Chairman of the Board in addition to his current role as President and Chief Executive Officer. Mr. Prillaman plans to continue as a director and to stay involved with the Company by serving as lead director and liaison with the board on oversight matters and key strategic initiatives.

Other Information

All earnings per share amounts are on a diluted basis.

Shipping revenues have historically been netted against related expenses in cost of sales. The Company has reclassified these revenues to net sales resulting in no impact on earnings.

Established in 1924, Stanley Furniture Company, Inc. is a leading manufacturer of wood furniture targeted at the upper-medium price range of the residential market. Manufacturing facilities are located in Stanleytown and Martinsville, Va. and Robbinsville and Lexington, N.C. Its common stock is traded on the Nasdaq stock market under the symbol STLY.

Conference Call Details

The Company will host a conference call Tuesday morning, February 8, at 9:00 a.m. Eastern Time. The call will also be web cast live and archived on the Company's web site at www.stanleyfurniture.com. The dial-in-number is (877)
407-8029. A replay will be available through February 14, 2005. The dial-in-number for the replay is (877) 660-6853, the account reference number is 6721 and the conference number is 117481.

Forward-Looking Statements

Certain statements made in this release are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as "believes," "estimates," "expects," "may,"
"will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These statements reflect the Company's reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include competition in the furniture industry including competition from lower-cost foreign manufacturers, the Company's success in executing its blended strategy of combining offshore sourcing and domestic manufacturing, disruptions in offshore sourcing including those arising from supply or distribution disruptions or changes in political or economic conditions affecting the countries from which the Company obtains offshore sourcing, international trade policies of the United States and countries from which the Company obtains offshore sourcing, the cyclical nature of the furniture industry, fluctuations in the price for lumber which is the most significant raw material used by the Company, fluctuations in foreign freight cost, credit exposure to customers, capital costs and general economic conditions. Future dividend payments will depend upon the financial condition, capital requirements and earnings of the Company, as well as other factors that the Board of Directors may deem relevant. Any forward-looking statement speaks only as of the date of this press release, and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.



                                  TABLES FOLLOW

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







                         STANLEY FURNITURE COMPANY, INC.
                         Consolidated Operating Results
                      (in thousands, except per share data)
                                   (unaudited)

                                          Three Months Ended     Twelve Months Ended
                                          Dec 31,     Dec 31,    Dec 31,     Dec 31,
                                           2004        2003       2004        2003
                                          -------    -------    --------    --------

Net sales .............................   $83,269    $74,052    $305,815    $265,263

Cost of sales .........................    62,509     57,027     230,174     203,410
                                          -------    -------    --------    --------

    Gross profit ......................    20,760     17,025      75,641      61,853

Selling, general and administrative
expenses ..............................    11,361      9,554      40,953      35,637
                                          -------    -------    --------    --------

  Operating income ....................     9,399      7,471      34,688      26,216


Other income, net .....................       (43)       (53)       (188)       (203)
Interest expense ......................       556        679       2,343       2,748
                                          -------    -------    --------    --------
  Income  before income taxes .........     8,886      6,845      32,533      23,671

Income taxes ..........................     3,200      2,413      11,744       8,521
                                          -------    -------    --------    --------
  Net income ..........................   $ 5,686    $ 4,432    $ 20,789    $ 15,150
                                          =======    =======    ========    ========

Diluted earnings per share ............   $  0.86    $  0.70    $   3.17    $   2.34
                                          =======    =======    ========    ========

Weighted average number of shares .....     6,642      6,322       6,549       6,462
                                          =======    =======    ========    ========















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



                         STANLEY FURNITURE COMPANY, INC.
                      Consolidated Condensed Balance Sheets
                                 (in thousands)
                                   (unaudited)

                                                           Dec 31,    Dec 31,
                                                            2004       2003
                                                          --------   --------

Assets
Current assets:
     Cash .............................................   $  7,632   $  2,509
     Accounts receivable, net .........................     36,036     30,120
     Inventories ......................................     73,658     54,638
     Prepaid expenses and other current assets ........      1,585      2,855
     Deferred income taxes ............................      2,414      2,855
                                                          --------   --------

         Total current assets .........................    121,325     92,977

Property, plant, and equipment, net ...................     51,342     55,154
Goodwill ..............................................      9,072      9,072
Other assets ..........................................      7,149      7,000
                                                          --------   --------

         Total assets .................................   $188,888   $164,203
                                                          ========   ========

Liabilities and Stockholders' Equity
Current liabilities:
     Current maturities of long-term debt .............   $  4,257   $  7,014
     Accounts payable .................................     16,056     10,595
     Accrued expenses .................................     12,445     10,913
                                                          --------   --------

         Total current liabilities ....................     32,758     28,522

Long-term debt ........................................     11,428     15,686
Deferred income taxes .................................     10,742     12,560
Other long-term liabilities ...........................      6,695      4,877

Stockholders' equity ..................................    127,265    102,558
                                                          --------   --------

         Total liabilities and stockholders' equity ...   $188,888   $164,203
                                                          ========   ========

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                         STANLEY FURNITURE COMPANY, INC.
                 Consolidated Condensed Statements of Cash Flows
                                 (in thousands)
                                   (unaudited)

                                                            Twelve Months Ended
                                                           Dec 31,       Dec 31,
                                                            2004          2003
                                                          ---------    ---------
     Cash flows from operating activities:
  Cash received from customers ........................   $ 300,429    $ 263,211
  Cash paid to suppliers and employees ................    (278,509)    (236,334)

  Interest paid .......................................      (2,387)      (2,793)

  Income taxes paid, net ..............................      (9,061)      (9,740)
                                                          ---------    ---------
    Net cash provided by operating activities .........      10,472       14,344
                                                          ---------    ---------

Cash flows from investing activities:

  Capital expenditures ................................      (1,718)      (1,243)

  Other, net ..........................................        (135)        (104)
                                                          ---------    ---------
    Net cash used by investing activities .............      (1,853)      (1,347)
                                                          ---------    ---------

Cash flows from financing activities:
  Repayment of senior notes ...........................      (7,015)      (6,914)

  Purchase and retirement of common stock .............                  (14,788)
  Dividends paid ......................................      (2,517)      (1,261)
  Proceeds from insurance policy loans ................         993          888
  Proceeds from exercise of stock options .............       5,043        2,360
                                                          ---------    ---------
    Net cash used by financing activities .............      (3,496)     (19,715)
                                                          ---------    ---------

Net  increase (decrease) in cash ......................       5,123       (6,718)
Cash at beginning of period ...........................       2,509        9,227
                                                          ---------    ---------

  Cash at end of period ...............................   $   7,632    $   2,509
                                                          =========    =========

Reconciliation of net income to
  net cash provided by operating activities:
    Net income ........................................   $  20,789    $  15,150

    Adjustments to reconcile net income to net cash
       provided by operating activities:
      Depreciation and amortization ...................       5,622        5,783
      Deferred income taxes ...........................      (1,324)        (463)
      (Gain) Loss on sale of assets ...................          (3)           2
      Changes in working capital ......................     (16,357)      (6,403)
      Other assets ....................................          66           57
      Other long-term liabilities .....................       1,679          218
                                                          ---------    ---------
  Net cash provided by operating activities ...........   $  10,472    $  14,344
                                                          =========    =========
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